Exhibit 99.1

234 Ninth Avenue North Seattle, WA 98109	T 206-624-3357 F 206-624-6857 www.jonessoda.com

JONES SODA CO. REPORTS FISCAL 2007 YEAR-END AND FOURTH QUARTER RESULTS

March 10, 2008	Trading Symbol:	NASDAQ:	JSDA
		TSX-V:	JSD

Seattle, Washington – Jones Soda Co. (the “Company” or “Jones”) today announced results for fiscal year ended December 31, 2007 and the fourth quarter of 2007.

Gross sales increased 14.7% from $39.5 million to $45 million for the year ended December 31, 2007 over the prior year. For the same period, case equivalent sales increased 21.8% from 4.8 million to 5.8 million.

Stephen Jones, Interim Chief Executive Office stated, “Jones Soda went in a bold new direction in 2007 to increase its long term capability to generate new sources of growth.

Our major initiatives for 2007 were

1)	entry into the concentrate business in partnership with National Beverage Corporation to distribute multipack cans to regional & national grocery chains and mass merchandisers;
2)	continued growth in our signature bottle business, which allowed Jones Soda to reach new highs in gross revenues;
3)	major investment in listing fees to expand our points of availability, and we ended the year with Jones Soda cans on the shelves in approximately 15,000 new outlets that gave us an in-store presence in 25% of the market for canned soda;
4)	conversion from high fructose corn syrup to pure cane sugar, which we believe is a much healthier and better tasting sweetener system and gives Jones the opportunity to transforms itself into an important national player; and
5)	launch of the functional beverage 24C.

Unfortunately, we were unable to execute the details of our expansion to a level that satisfies the team at Jones Soda, which resulted in lower net revenues and unanticipated losses in 2007.

We need to do a much better job of executing our new initiatives at the store level and managing our internal systems

While we achieved much, we are not satisfied with our full year or fourth quarter financial results and we are confident we can do a better job executing our business going forward.”

2007 review

Net revenue for fiscal 2007 was $39.8 million compared to $39.0 million in fiscal 2006. Net revenues reflect a reduction of $5.5 million on account of slotting fees and promotional allowances for the CSD and DSD channel, compared to a reduction of $479,000 of similar costs in 2006.

Gross margin for 2007 decreased to 23.7% versus 39.2% in the prior year. Included in the 2007 gross margin are inventory provisions of approximately $1.7 million related the transition of the HFCS conversion, and discontinuance of the 16oz cans, specialty packs and certain flavors in the CSD channel. Excluding the impact of inventory provisions, gross margins for 2007 would be 27.98%.

Operating expenses for fiscal 2007 increased to $20.8 million from $13.2 million in the prior year. Included in the 2007 operating expenses are charges of approximately $1.2 million related to severance costs and increased expenses related to promotion and advertising, salary and benefits, legal, audit and SOX fees.

As a result of the losses incurred during the fourth quarter of 2007 and potential losses in 2008, the Company recognized a full valuation allowance against its net U.S. deferred tax assets in the amount of approximately $5,532,000.

For fiscal 2007, the Company reported a net loss of $11,629,026, or $0.45 loss per diluted share, compared to net income of $4,574,439, or $0.19 per diluted share in the year ended December 31, 2006.

Excluding the impact of recording the valuation allowance against the net U.S. deferred tax assets in the fourth quarter of 2007, the loss for fiscal 2007 would be $0.23 per diluted share.

Fourth Quarter review

Net revenue for the fourth quarter of 2007 was $5.9 million compared to $10.0 million in the fourth quarter of 2006. Net revenues for the fourth quarter reflect a reduction of $3.8 million of slotting fees and promotional allowances for the CSD and DSD channels compared to a reduction of $322,000 in the comparable three-month period in 2006.

Gross margin for the fourth quarter of 2007 decreased to negative 29.1% versus positive 47.4% in the fourth quarter of fiscal 2006. Included in the fourth quarter 2007 gross margin are inventory provisions of approximately $1.0 million of discontinued inventory in the fourth quarter related to the 16oz cans, specialty packs and certain flavors in the CSD channel.

Operating expenses for the fourth quarter of 2007 increased to $5.7 million from $3.1 million in the corresponding period in the prior year. Included in the fourth quarter of 2007 operating expenses are charges of approximately $1.2 million related to severance costs and increased promotion and advertising, head count costs, legal, audit and SOX fees.

For the fourth quarter of 2007, the Company reported a net loss of $10,204,590, or $0.39 loss per diluted share, compared to net income of $2,063,328, or $0.08 per diluted share in the fourth quarter ended December 31, 2006.

Excluding the impact of recording the valuation allowance against the net U.S. deferred tax assets in the fourth quarter of 2007, the loss for the fourth quarter 2007 would be $0.18 per diluted share.

As at December 31, 2007, the Company had $27.8 million of cash on hand.

Stephen Jones, Interim Chief Executive Officer stated, “We will succeed by focusing on an upgrade of our distribution infrastructure; merchandising in store sales; enhancing our marketing and promotional programs;; developing new innovative products; and strengthening our sales team, our organization structure and providing everyone with tools and systems to perform at a higher level. We will continue to invest in the future of the business and pursue the strategic initiatives we began in 2007. As a result of the continued investments in 2008, we may incur losses on our way to solidifying a platform for future profitability. As we move ahead, our entire organization is energized and fully committed to growing and evolving our business and improving our execution across the board.”

Conference Call

The Company will discuss its 2007 fourth quarter and full year results on its regularly scheduled conference call today, March 10th, at 1:30 p.m., Pacific time (4:30 p.m. ET). The live web cast of the conference call can be accessed from the Investor Relations section of the Jones Soda Web site at www.jonessoda.com. The replay will be available starting three hours after the call and remain in effect until May 10th 2008.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co. markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda, Jones 24C, Jones Energy, Jones Organics, Jones Naturals and Whoopass brands and sells through its distribution network in markets across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda. For more information visit jonessoda.com and myjones.com

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our plans for, and expected losses in, 2008. Forward-looking statements include all passages containing verbs such as “aims,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects” or “targets” or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Jones Soda’s actual results include, among others, its inability to establish distribution arrangements directly with retailers or with independent distributors, its inability successfully implement its canned soda strategy and to manage its relationship with National Beverage Corp., its inability to maintain relationships with its co-packers, its inability to maintain a consistent and cost-effective supply of raw materials, its inability to maintain brand image and product quality, its inability to protect its intellectual property, the impact of current and future litigation, its inability to develop new products to satisfy customer preferences, its inability to maintain effective internal controls and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda’s financial results is included in Jones Soda’s quarterly reports on Form 10-Q filed in 2007, and most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This release includes the non-GAAP financial measures of gross revenues (before deduction of slotting fees and promotional allowances), gross margin excluding the impact of inventory provisions and earnings (loss) per diluted share, before the impact of recording the valuation allowance against the net U.S. deferred tax assets in the further quarter of 2007 (the “Tax Allowance”).

With respect to gross revenues, the most directly comparable GAAP measure is net revenues. Under GAAP, slotting fees and promotional allowances are recorded as a reduction to revenue in calculating net revenues. Gross revenues is used by management to monitor operating performance, including in comparison to prior years, as it allows evaluation of sales performance before the effect of any slotting fees and promotional items, which can mask certain performance issues. Management believes that the presentation of gross revenues provides useful information to investors because it allows a more comprehensive presentation of the Company’s operating performance. However, gross revenues should not be used alone as an indicator of operating performance in place of net revenues. Gross revenues may not be realized in the form of cash receipts as slotting fees and promotional payments and allowances may be deducted from payments received from customers. The consolidated statement of operations included below includes a reconciliation of gross revenues to net revenues.

With respect to gross margin excluding the impact of inventory provisions, the most directly comparable GAAP measure is gross margin, including the inventory provision. With respect to earnings (loss) per diluted share, before the impact of recording the Tax Allowance, the most directly comparable GAAP measure is earnings (loss) per diluted share. Management believes that the presentation of the non-GAAP gross margin and earnings measures provides useful information to investors because it facilitates comparison of the Company’s operating results with prior periods. However, these non-GAAP measures should not be used alone as an indicator of operating performance in place of the most directly comparable GAAP measures. A reconciliation of these non-GAAP measures to the most directly comparable GAAP earnings measures is provided below.

JONES SODA CO.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited—$US)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Gross revenue (a)	9,745,536	10,370,061	45,330,735	39,514,869
Less: Slotting fees and promotional allowances (b)	(3,847,021)	(322,136)	(5,499,802)	(479,744)

Net Revenue	$5,898,515	$10,047,925	$39,830,933	$39,035,125
Cost of Goods Sold	7,616,963	5,285,751	30,387,170	23,730,059

Gross Profit	(1,718,448)	4,762,174	9,443,763	15,305,066
Gross Margin	-29.13%	47.39%	23.70%	39.2%
Licensing Revenue	53,428	125,611	334,252	684,256
Operating Expenses (1):
Promotion and Selling	1,753,436	1,665,383	11,856,959	8,480,088
General & Admin.	3,952,531	1,470,626	8,893,307	4,750,102

	5,705,967	3,136,009	20,750,266	13,230,190

Earnings (loss) before interest & taxes	(7,370,987)	1,751,776	(10,972,251)	2,759,132
Interest/Other income, net	148,737	360,252	1,498,452	912,557

Earnings (loss) before income taxes	(7,222,250)	2,112,028	(9,473,799)	3,671,689
Income tax benefit (expense)	(2,982,338)	(48,700)	(2,155,227)	902,750
Earnings (loss) for the period	(10,204,588)	2,063,328	(11,629,026)	4,574,439

Earnings (loss) per share:
Basic	$(0.39)	$0.08	$(0.45)	$0.19
Diluted	$(0.39)	$0.08	$(0.45)	$0.19

Weighted average number of common stock:
Basic	26,202,214	25,387,744	25,977,832	23,890,313
Diluted	26,202,214	26,208,171	25,977,832	24,629,318
(1) Includes non-cash stock based compensation:
Promotion and selling	$165,462	$40,235	$524,950	$323,085
General and administrative	$425,025	$190,364	$993,855	$734,042

a:	Gross revenue is an internal indicator of operating performance and should not be considered as an alternative to net revenues, which is determined in accordance with GAAP. The use of gross revenues allows evaluation of sales performance before the effect of any promotional items. Se discussion above under “Use of Non-GAAP Financial Measures”.

b:	Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform to GAAP presentation. The presentation of slotting fees and promotional allowances facilitates an evaluation of the impact of those items on the determination of net revenues and illustrates the spending levels incurred to secure such sales.

JONES SODA CO.

CONSOLIDATED BALANCE SHEET

($US)

	Dec 31, 2007	Dec. 31, 2006
	(unaudited)
ASSETS
Current Assets:
Cash and equivalents	$17,857,805	$13,905,870
Short-term investments	9,935,400	16,318,510

Total cash and short-term investments	27,793,205	30,224,380
Accounts receivable	4,474,559	6,914,422
Inventory	5,745,888	5,783,067
Deferred income tax asset	—	1,507,145
Prepaid expenses	822,620	712,690

	38,836,272	45,141,704
Deferred income tax asset	117,850	427,993
Capital assets	1,078,916	756,618
Other assets	1,418,516	1,414,138
Intangible assets	173,040	211,931

	$41,624,594	$47,952,384

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$6,993,226	$5,446,953
Current portion of capital lease obligations	156,847	70,471
Taxes payable	203,379	150,141

	7,353,452	5,667,565
Capital lease obligations – less current portion	474,226	15,329
Shareholders’ equity	33,796,916	42,269,490

	$41,624,594	$47,952,384

JONES SODA CO.

Reconciliations of Non-GAAP Financial Measures

Reconciliation of gross margin, excluding inventory provisions (which is a non-GAAP measure) to gross margin calculated in accordance with GAAP:

	Twelve months ended December 31, 2007
Net Revenue	39,830,933
Gross Profit	9,443,763

Gross Margin – GAAP measure		23.71%

add back Inventory provisions	(1,698,000)
Gross Profit – Non-GAAP measure	11,141,763

Gross Margin – Non-GAAP measure		27.97%

Reconciliation of earnings (loss) per diluted share before the impact of recording the valuation allowance against the net U.S. deferred tax assets in the further quarter of 2007 (which is a Non-GAAP measure) to earnings (loss) per diluted share calculated in accordance with GAAP.

	Three months ended December 31, 2007	Twelve months ended December 31, 2007
Earnings (loss)	(10,204,588)	(11,629,026)
Fully Diluted EPS (1)	$(0.39)	$(0.45)

Valuation allowance recorded in fourth quarter 2007	5,532,000	5,532,000

Earnings (loss) for the year – Non-GAAP Measure	(4,672,588)	(6,097,026)
Fully Diluted EPS – Non-GAAP Measure (1)	$(0.18)	$(0.23)

(1)	Based on outstanding shares for the three months ended December 31, 2007 of 26,202,214 and for the year ended December 31, 2007 of 25,977,832.

For further information, contact:

Stephen Jones, Interim CEO, Jones Soda Co.

(206) 624-3357 or sjones@jonessoda.com

Hassan Natha, Chief Financial Officer

(206) 624-3357 or hnatha@jonessoda.com

Chad Jacobs, Integrated Corporate Relations

(203) 682-8200 or cjacobs@icrinc.com